EX-FILINGFEES

Calculation of Filing Fee Tables

Form S-1

(Form Type)

NB Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Aggregate Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common stock, $0.01 par value per share	Rule 457(a)	41,328,125(1)	$10.00	$413,281,250	0.0001102	$45,543.59
	Total Offering Amounts					$413,281,250		$45,543.59
	Total Fees Previously Paid							$0
	Total Fee Offsets							̶
	Net Fee Due							$45,543.59

(1)	Includes 39,675,000 shares to be offered for sale in the stock offering and 1,653,125 shares to be issued to Needham Bank Charitable Foundation, Inc.